Corix Bioscience, Inc. Signs Major Sales Agreement for up to 22,000 Pounds of Hemp per Month

PHOENIX, AZ--(Marketwired - Aug 16, 2017) - Corix Bioscience Inc. (OTCQB : CXBS), a next generation tissue cell culture to pharmaceutical grade cannabinoid oil (CBD) manufacturer, announced today that it has signed an agreement with Positively Green Organics LLC. for the resale of up to 22,000 pounds of industrial hemp per month.

Positively Green Organics LLC. (PGO) grows industrial hemp on a 160-acre plot of land just south of Carson City, Nevada for the production of CBD oil, the main medicinal cannabinoid found in industrial hemp. Of their 160 acres, Corix plans to sell up to 22,000 pounds of hemp from 150 acres of PGO's harvest monthly.

Under the agreement, PGO will deliver their industrial hemp flower or "bud," to one of Corix's facilities, where Corix will package it for storage and then sell the product on the open pharmaceutical market where it can bring approximately $575 per pound. The sales of the hemp will yield Corix 34% of the gross proceeds.

Jason Taylor, President of PGO, states, "We expect to harvest well over 100,000 dry pounds of industrial hemp this season and recognize that Corix has one of the best names and reach in the CBD industry, so it made perfect sense to enter into this agreement with them to sell our product."

Michael Ogburn, CEO of Corix Bioscience, Inc., stated, "We are very excited about this agreement and expect to generate over $50 million in revenue over the next 12 months as we are currently fielding several calls per day from purchasers of hemp, CBD oil, and raw flower."

Ogburn continued, "In addition, we are also going to be processing the hemp to produce CBD oil for PGO in our new state of the art extraction laboratory, while our sales team continues to work with many other farms to obtain additional sale agreements similar this one."

Corix, in conjunction with PGO, has already begun harvesting and will be bringing its first loads to Corix this week.

About Corix Bioscience, Inc.

Corix Bioscience, Inc. ("Corix") is a fully reporting SEC Wyoming corporation listed as OTCQB: CXBS. Corix is the developer of proprietary cannabis and industrial hemp strains using tissue cell cultures to propagate living plants, with plans to patent the strains to be used in the pharmaceutical medical industries.

Our methods allow us to create and breed new and existing plant strains from tissue cells free of any pathogens or disease. We grow these plants to maturity and extract the oils which

are the "medicine" part of the plant. Our sales are focused towards the medical industry and we are developing brand named products to be released in early 2018.

Company headquarters are in Phoenix, AZ and with our laboratory and processing facility in Carson City, NV and fields for growing the plants in Genoa, NV. We are currently looking at expanding our footprint into Washington, Oregon, California and Arizona. The Company's mission is to create clean and consistent products in medical grade facilities. Consistency being the key which will ultima yield a safer and superior product, better for people and the environment. For more information, please visit Corix's website at www.corixbioscience.com

This press release, and those statements regarding Corix Bioscience and the Company, contain forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events and similar expressions. Forward-looking statements may be identified by use of words such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," or "potential" or similar words or phrases which are predictions of or indicate future events or trends. Statements such as those concerning potential acquisition activity, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance are based on the Company's current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. You are cautioned not to place undue reliance on any forward-looking statements and the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, future events or other changes. Please refer to Company's filings with the Securities and Exchange Commission for further information.

http://www.corixbioscience.com